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                                                                 Exhibit 99.2


                               [BLAIR CORPORATION]

FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation                                    Carl Hymans
Kent Sivillo, VP/Treasurer                           G.S. Schwartz & Co.
Thomas McKeever, VP/Corporate Affairs                212-725-4500
814-723-3600                                         carlh@schwartz.com

          BLAIR CORPORATION ANNOUNCES REVOLVING CREDIT FACILITY OF UP TO $30
                MILLION AND COMPLETION OF A SECURITIZATION OF UP
                         TO $100 MILLION IN RECEIVABLES

WARREN, Pa., (January 8, 2001) - Blair Corporation, (Amex: BL) (www.blair.com) a national catalog and direct marketer of women's and men's apparel and home products, today announced that on December 20, 2001, the Company successfully closed a revolving credit facility of up to $30 million, secured by certain assets of the Company and its subsidiaries, with PNC Bank, National Association and certain other banks. At the present time, $10 million of the $30 million is available to Blair, with the balance obtainable upon meeting certain provisions. To date, the Company has not drawn down any amount under this revolving credit facility.

In addition, on December 20, 2001, Blair completed a securitization of up to $100 million in accounts receivables with PNC Bank, National Association, and certain conduit purchasers. At the present time, $50 million of the $100 million is available to Blair, with the balance obtainable upon meeting certain provisions. The Company currently has $15 million outstanding, the minimum amount required to be outstanding, under the Receivables Purchase Agreement.

Both the credit facility and the securitization have three-year terms, unless otherwise extended or amended.

ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women's and men's apparel and home products through direct mail marketing and its website at www.blair.com, in addition to other websites. Blair Corporation employs over 2,500 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of more than $570 million, is publicly traded on the American Stock Exchange (AMEX-BL).

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.